AMENDMENT TO SUBADVISORY AGREEMENT
                         Deutsche Asset Management, Inc

     AMENDMENT made as of this 30th day of June 2006 to the Subadvisory Agreement dated October 17, 2005 (the "Amendment"), between John Hancock Investment Management Services, LLC, a Delaware limited partnership (the "Advisor"), and Deutsche Asset Management, Inc., a Delaware Corporation (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   CHANGE IN APPENDIX A

     Section 3 of the Agreement, "Compensation of Subadvisor," is hereby amended: to change the compensation of the Dynamic Growth Fund as noted in Appendix A.

2.   EFFECTIVE DATE

     This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II and
(ii) execution of the Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their authorized officers as of the date first mentioned above.

John Hancock Investment Management Services, LLC


By:  /s/ Bruce Speca
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     Bruce Speca
     Executive Vice President


Deutsche Asset Management, Inc


By:  /s/ Michael Colon
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By:  /s/ Jennifer Karam
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